     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact Name of Registrant as specified in its charter)

                      NEVADA                                              55-0694814
             (State of incorporation)                        (I.R.S. Employer Identification No.)

                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605
                                 (276) 326-9000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ---------------------

                                 JOHN M. MENDEZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        FIRST COMMUNITY BANCSHARES, INC.
                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)
                             ---------------------

                                   COPIES TO:

                             NORMAN B. ANTIN, ESQ.
                             JEFFREY D. HAAS, ESQ.
                            KELLEY DRYE & WARREN LLP
                           8000 TOWERS CRESCENT DRIVE
                                   SUITE 1200
                                VIENNA, VA 22182

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES               AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
           TO BE REGISTERED                  REGISTERED          PER SHARE(1)           PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value..........   21,533 shares(2)          $33.18              $714,465               $58
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on April 1, 2003, as reported by the Nasdaq National Market.

(2) Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                        FIRST COMMUNITY BANCSHARES, INC.

                         21,533 SHARES OF COMMON STOCK

                             ---------------------

     This prospectus relates to the offer and sale by certain selling stockholders named herein (the "Selling Stockholders") of up to 21,533 shares (the "Shares") of common stock, $1.00 par value per share ("Common Stock"), of First Community Bancshares, Inc. (the "Company" or "we"). We issued an aggregate of 8,409 Shares to the Selling Stockholders in connection with the acquisition of Stone Capital Management, Inc., a Virginia corporation ("Stone Capital"), in January 2003. Additional Shares will be issued to the Selling Stockholders in three installments to the extent Stone Capital meets certain proscribed revenue milestones for the years ending December 31, 2003, 2004 and 2005. The maximum number of additional Shares that may be issued to the Selling Stockholders will have an aggregate value equal to $87,500, $87,500 and $87,500 for the years ending December 31, 2003, 2004 and 2005, respectively, with the number of Shares to be issued to be based on the average closing sales price of the Common Stock for the 30 trading-day period ending on each of December 31, 2003, 2004 and 2005. Based on an assumed average closing sales price of $20.00, up to an additional 13,124 Shares will be issued to the Selling Stockholders in three installments to the extent Stone Capital meets the proscribed revenue milestones for the years ending December 31, 2003, 2004 and 2005. The Selling Stockholders may sell these Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 6. We will not receive any portion of the proceeds from the sale of these shares.

     Each of the Selling Stockholders may be deemed to be an "Underwriter," as such term is defined in the Securities Act of 1933, as amended.

     The Common Stock is presently quoted on the Nasdaq National Market under the symbol "FCBC."

     On April 7, 2003, the last sale price of the common stock on the Nasdaq National Market was $33.45 per share.

     THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is April 8, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
ADDITIONAL INFORMATION AVAILABLE TO YOU.....................      1
INFORMATION INCORPORATED BY REFERENCE.......................      1
THE COMPANY.................................................      2
RISK FACTORS................................................      2
USE OF PROCEEDS.............................................      5
ISSUANCE OF COMMON STOCK TO STOCKHOLDERS....................      5
SELLING STOCKHOLDERS........................................      6
PLAN OF DISTRIBUTION........................................      6
LEGAL MATTERS...............................................      7
EXPERTS.....................................................      7

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file our annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning us may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference into this prospectus certain of our publicly-filed documents, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below (in each instance, our SEC file number is 000-19297) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), until we no longer maintain the effectiveness of this Registration Statement, as described under "Plan of Distribution."

     The following documents filed with the SEC are incorporated by reference in this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 dated March 25, 2003 and amended on March 31, 2003.

2. Our Current Reports on Form 8-K filed on January 16, 2003, January 27, 2003, January 28, 2003, February 26, 2003, March 4, 2003, March 25, 2003, March 26,
   2003 and March 28, 2003.

3. The description of our Common Stock contained in the Registrant's Form 8-A as filed with the SEC pursuant to Section 12(g) of the Exchange Act, on May 20, 1991.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Robert L. Schumacher, One Community Place, P.O. Box 989, Bluefield, Virginia, 24605.

                                  THE COMPANY

     We are a bank holding company incorporated under the laws of the State of Nevada and the parent company of First Community Bank, National Association (the "Bank"), a national bank that conducts commercial banking operations within the states of Virginia, West Virginia and North Carolina. United First Mortgage, Inc. ("UFM") is a wholly-owned subsidiary of the Bank and serves as a wholesale and retail distribution channel for the Bank's mortgage banking business segment. Stone Capital, an asset management company, is also a wholly-owned subsidiary of the Bank. We and our wholly-owned subsidiaries have total assets of approximately $1.5 billion at December 31, 2002 and conduct commercial and mortgage banking business through the 41 branches of the Bank and 11 mortgage brokerage offices of UFM. Our principal executive offices are located at One Community Place, Bluefield, Virginia 24605. Our telephone number is (276) 326-9000.

     The Bank engages in a general commercial and retail banking business through its branch facilities. It provides safe deposit services and makes all types of loans, including commercial, mortgage and personal loans. The Bank also provides trust services and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Reserve System and is a member of the Federal Home Loan Bank of Atlanta. Regulatory oversight of the Bank is conducted by the Office of the Comptroller of the Currency. UFM provides for the origination and sale of mortgages to secondary sources.

     On January 27, 2003, we announced the signing of a definitive merger agreement pursuant to which the Bank will acquire The CommonWealth Bank, a Virginia-chartered commercial bank ("CommonWealth Bank"). The acquisition will expand the Bank's commercial banking operations to the Richmond, Virginia market area and complement its existing mortgage banking and brokerage network which is currently headquartered in Richmond. CommonWealth Bank has four full service offices located in the Richmond metropolitan area. CommonWealth Bank had total assets of $134 million, total deposits of $107 million and total stockholders' equity of $8.3 million as of December 31, 2002.

                                  RISK FACTORS

WE ARE SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE.

     We are unable to predict actual fluctuations of market interest rates with complete accuracy. Rate fluctuations are affected by many factors, including:

     - inflation;

     - recession;

     - a rise in unemployment;

     - tightening money supply; and

     - domestic and international disorder and instability in domestic and foreign financial markets.

     Changes in the interest rate environment may reduce profits. We expect that the Company and the Bank will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. The Company is vulnerable to continued declines in interest rates because of its slightly asset-sensitive balance sheet profile, in which its assets will reprice downward at rates exceeding the repricing characteristics of liabilities. As a result, material and prolonged declines in interest rates would decrease the Company's net interest income. Conversely, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect the Company's net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of its securities portfolio and overall profitability.

     Changes in interest rates affect the net interest income earned on the Company's debt securities portfolios as well as the value of the securities portfolio. In addition, changes in interest rates affect the net interest income the Bank and UFM earn on loans held for investment and loans held for sale. To the extent UFM pools loans in the future and is not adequately hedged, its interest rate and market risk with respect to its loans held for sale may increase. Consequently, changes in the levels of market interest rates could materially and adversely affect the Company's net interest spread, the market value of the loans and securities and the overall profitability.

THE BANK'S ABILITY TO PAY DIVIDENDS IS SUBJECT TO REGULATORY LIMITATIONS WHICH, TO THE EXTENT THE COMPANY REQUIRES SUCH DIVIDENDS IN THE FUTURE, MAY AFFECT OUR ABILITY TO PAY ITS OBLIGATIONS AND PAY DIVIDENDS.

     The Company is a separate legal entity from the Bank and its subsidiaries and does not have significant operations of its own. We currently depend on the Bank's cash and liquidity as well as dividends from the subsidiary to pay our operating expenses and dividends to shareholders. No assurance can be made that in the future the Bank will have the capacity to pay the necessary dividends and that the Company will not require dividends from the Bank to satisfy the Company's obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Company and other factors, that the OCC could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event the Bank is unable to pay dividends sufficient to satisfy the Company's obligations and the Bank is unable to pay dividends to the Company, the Company may not be able to service its obligations as they become due, or pay dividends on the Company's common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES.

     Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect the Company's operating results. Our allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of our regulators, changes in the size and composition of the loan portfolio and industry information. Also included in management's estimates for loan losses are considerations with respect to the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

OUR BUSINESS IS SUBJECT TO VARIOUS LENDING AND OTHER ECONOMIC RISKS THAT COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Changes in economic conditions, particularly an economic slowdown, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, in particular an economic slowdown within the Company's geographic region, could result in the following consequences, any of which could hurt our business materially:

     - loan delinquencies may increase;

     - problem assets and foreclosures may increase;

     - demand for our products and services may decline; and

     - collateral for loans made by the Company may decline in value, in turn reducing a client's borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

     A downturn in the real estate market could hurt our business. Our business activities and credit exposure are concentrated in West Virginia, Virginia, North Carolina and the surrounding mid-Atlantic region. A downturn in this regional real estate market could hurt our business because of the geographic concentration within this regional area. If there is a significant decline in real estate values, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.

THE COMPANY'S LEVEL OF CREDIT RISK IS INCREASING DUE TO THE EXPANSION OF ITS COMMERCIAL LENDING, AND THE CONCENTRATION ON MIDDLE MARKET CUSTOMERS WITH HEIGHTENED VULNERABILITY TO ECONOMIC CONDITIONS.

     At December 31, 1997, commercial loans totaled $285.1 million. At December 31, 2002, this portfolio has increased to $360.0 million. The level of credit risk has increased as a result of this shift in the loan portfolio mix. Commercial real estate loans generally are considered riskier than single-family residential loans because they have larger balances to a single borrower or group of related borrowers. Commercial business loans involve risks because the borrower's ability to repay the loan typically depends primarily on the successful operation of the business or the property securing the loan. Most of the commercial business loans are made to middle market customers who may have a heightened vulnerability to economic conditions. Moreover, a portion of these loans has been made by the Company in the last several years and the borrowers may not have experienced a complete business or economic cycle.

THE BANK MAY SUFFER LOSSES IN ITS LOAN PORTFOLIO DESPITE ITS UNDERWRITING PRACTICES.

     The Bank seeks to mitigate the risks inherent in the Bank's loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower's prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although the Bank believes that its underwriting criteria are appropriate for the various kinds of loans it makes, the Bank may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in the Bank's allowance for loan losses.

THE COMPANY AND ITS SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION WHICH COULD ADVERSELY AFFECT THEM.

     We are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to it are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations, including, among other things, matters pertaining to corporate governance, requirements for listing and maintenance on national securities exchanges and over the counter markets, SEC rules pertaining to public reporting disclosures and banking regulations governing the amount of loans that a financial institution, such as the Bank, can acquire for investment from an affiliate, such as UFM. In addition, the Financial Accounting Standards Board, or FASB, is considering changes which may require, among other things, the expensing of the costs relating to the issuance of stock options. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by the Bank or UFM or otherwise adversely affect our business, financial condition or prospects.

WE FACE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS, FINANCIAL SERVICE COMPANIES AND OTHER ORGANIZATIONS OFFERING SERVICES SIMILAR TO THOSE OFFERED BY THE US AND OUR SUBSIDIARIES, WHICH COULD HURT OUR BUSINESS.

     Our business operations are centered primarily in West Virginia, Virginia, North Carolina and the surrounding mid-Atlantic region. Increased competition within this region may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include other savings associations, national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, the Bank's competitors include other state and national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

     Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than us, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to continue the Bank's loan and deposit growth and the Company's business, financial condition and prospects may be negatively affected.

                                USE OF PROCEEDS

     The proceeds from the sale of Shares offered pursuant to this prospectus are solely for the account of the Selling Stockholders. Accordingly, the Company will not receive any proceeds from the sale of the Shares from the Selling Stockholders.

                    ISSUANCE OF COMMON STOCK TO STOCKHOLDERS

     On January 15, 2003, we issued an aggregate of 8,409 Shares to the Selling Stockholders in connection with the Bank's acquisition of Stone Capital pursuant to a Stock Purchase Agreement, dated as of January 3, 2003 (the "Purchase Agreement"), among the Company, the Bank, Stone Capital and Joseph D. Stone, III and Timothy G. Elliot. In addition, pursuant to the Purchase Agreement, we agreed to issue additional Shares to the Selling Stockholders in three installments if Stone Capital meets certain proscribed revenue milestones for the twelve months ending December 31, 2003, 2004 and 2005 set forth in the Purchase Agreement (the "Earn-Out"). The maximum number of additional Shares that may be issued to the Selling Shareholders pursuant to the Earn-Out will have an aggregate value equal to $87,500, $87,500 and $87,500 for the years ending December 31, 2003, 2004 and 2005, respectively, with the number of Shares to be issued to be based on the average closing sales price of the common stock for the 30 trading-day period ending on each of December 31, 2003, 2004 and 2005. Based on an assumed average sales price of $20.00, up to an additional 13,124 Shares will be issued to the Selling Stockholders in three installments to the extent Stone Capital meets the proscribed revenue milestones for the years ending December 31, 2003, 2004 and 2005.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information known to us with respect to beneficial ownership of the Company's Shares as of March 31, 2003 by each Selling Stockholder. The following table assumes that the Selling Stockholders sell all of the Shares.

                                                                                             SHARES
                                             SHARES BENEFICIALLY                          BENEFICIALLY
                                             OWNED PRIOR TO THE                         OWNED AFTER THE
                                                  OFFERING                                OFFERING(1)
                                             -------------------   SHARES OFFERED BY    ----------------
SELLING STOCKHOLDERS                         SHARES   PERCENT(2)   THIS PROSPECTUS(3)   SHARES   PERCENT
--------------------                         ------   ----------   ------------------   ------   -------
Joseph D. Stone, III.......................  4,625        *              11,843          --        --
Timothy G. Elliot..........................  3,784        *               9,690          --        --

---------------

 *  Less than 1%.

(1) Assumes that each Selling Stockholder will sell all of the Shares set forth in the column "Shares Offered by this Prospectus." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

(2) Percentage of beneficial ownership is based on 9,846,092 shares of Common Stock outstanding as of March 31, 2003.

(3) Includes additional Shares that Mr. Stone and Mr. Elliot, respectively, can earn, based on an assumed average sales price of $20.00, if Stone Capital meets certain proscribed revenue milestones for the twelve months ending December 31, 2003, 2004 and 2005 as described under "Issuance of Common Stock to Stockholders."

                              PLAN OF DISTRIBUTION

     The Shares covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby: (i) on The Nasdaq National Market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such Shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended ("Securities Act"), and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase Shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the Selling Stockholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the Shares in the market and to the activities of the Selling Stockholders and their affiliates. The Selling Stockholders will also be subject to trading windows imposed by the Company.

     We have agreed to use our best efforts to maintain the effectiveness of this Registration Statement with respect to the Shares offered hereunder by the Selling Stockholders until the earlier of when all the Shares have been sold or until such earlier date that all Shares shall be saleable without registration pursuant to the Securities Act.

     No sales may be made pursuant to this prospectus after such date unless we amend or supplement this prospectus to indicate that we have agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

                                 LEGAL MATTERS

     The validity of our common stock offered by this prospectus will be passed upon for us and the Selling Stockholders by Kelley Drye & Warren LLP.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of the Company incorporated by reference in its annual report on form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The consolidated financial statements of the Company are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee and the NASD listing fee.

SEC registration fee........................................   $    58
Legal fees and expenses.....................................    10,000
Accounting fees and expenses................................     5,000
NASD listing fee............................................        --
Miscellaneous expenses......................................       442
                                                               -------
  Total.....................................................   $15,500
                                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 27 of the Registrant's Bylaws requires indemnification of the Registrant's directors and officers and any person serving as such for another corporation at our request, against costs and expenses at any time reasonably incurred by the director or officer arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duty to the Registrant. If, in the judgment of the Board of Directors of the Registrant, a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the Registrant, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be, in addition to, any and all rights to which any director or officer may be entitled as a matter of law.

     The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

        (a) Is not liable pursuant to NRS 78.138; or

        (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

        (a) Is not liable pursuant to NRS 78.138; or

        (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

        (a) By the stockholders;

        (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

        (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

        (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles or incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

        (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

        (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

        (a) The creation of a trust fund.

        (b) The establishment of a program of self-insurance.

        (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

        (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

        (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

        (b) The insurance or other financial arrangement:

           (1) Is not void or voidable; and

           (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

ITEM 16. EXHIBITS.

    EXHIBIT
      NO.                             DESCRIPTION
    -------                           -----------
      5.1     Opinion of Kelley Drye & Warren LLP regarding the legality of the Common Stock being registered.
     23.1     Consent of Ernst & Young LLP.
     23.2     Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1 hereto).
     24.1     Power of Attorney (included in the signature page of this
              Registration Statement).

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on April 7, 2003.

                                          FIRST COMMUNITY BANCSHARES, INC.

                                          By:        /s/ JOHN M. MENDEZ
                                            ------------------------------------
                                            John M. Mendez
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints John M. Mendez or his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                           NAME                                     TITLE                         DATE
                           ----                                     -----                         ----

               /s/ ALLEN T. HAMNER                                 Director                  April 7, 2003
 ------------------------------------------------
                 Allen T. Hamner

                 /s/ B. W. HARVEY                                  Director                  April 7, 2003
 ------------------------------------------------
                   B. W. Harvey

               /s/ I. NORRIS KANTOR                                Director                  April 7, 2003
 ------------------------------------------------
                 I. Norris Kantor

                /s/ JOHN M. MENDEZ                  President, Chief Executive Officer and   April 7, 2003
 ------------------------------------------------   Director (Principal executive officer)
                  John M. Mendez

                 /s/ A. A. MODENA                                  Director                  April 7, 2003
 ------------------------------------------------
                   A. A. Modena

             /s/ ROBERT L. SCHUMACHER                 Chief Financial Officer (Principal     April 7, 2003
 ------------------------------------------------     Financial and Accounting Officer)
               Robert L. Schumacher

           /s/ ROBERT E. PERKINSON, JR.                            Director                  April 7, 2003
 ------------------------------------------------
             Robert E. Perkinson, Jr.

             /s/ WILLIAM P. STAFFORD                  Chairman of the Board and Director     April 7, 2003
 ------------------------------------------------
               William P. Stafford

           /s/ WILLIAM P. STAFFORD, II                             Director                  April 7, 2003
 ------------------------------------------------
             William P. Stafford, II

              /s/ W. W. TINDER, JR.                                Director                  April 7, 2003
 ------------------------------------------------
                W. W. Tinder, Jr.